FIELDPOINT PETROLEUM PROVIDES DRILLING UPDATE

PLANS FOR WELL IN LEA COUNTY, NEW MEXICO MOVE FORWARD

AUSTIN, Texas May 24, 2011 - FieldPoint Petroleum Corporation (NYSE/AMEX: FPP) announced today that it anticipates drilling will begin on its leasehold in township 19 section 15 in Lea County, New Mexico in the third quarter of this year.

Ray Reaves, President and CEO of FieldPoint stated, “This horizontal well project, which was announced originally in 2010, has experienced excessive delays outside of our control.  We believe now that we are very close to seeing it launched, and are extremely excited about the prospects of drilling this property. I should also mention that approximately $1 million in prepaid drilling expenses was paid in 2010.”

As previously stated, FieldPoint is aware of at least one horizontal well within a few miles of the subject area that came in producing 400 to 800 barrels of oil per day.  It should be noted, however, that even though this is certainly no indication of what the proposed well will produce, it gives us cause to be optimistic about the prospects.

FieldPoint will hold a 43.75% working interest in this and subsequent proposed wells on this leasehold.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com